UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014 (May 18, 2014)

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of principal executive offices)

(855) 976-4636

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Troy A. Cooper as Chief Operating Officer

On May 19, 2014, XPO Logistics, Inc. (the “Company”) appointed Troy A. Cooper as the chief operating officer of the Company, effective May 19, 2014. Mr. Cooper, age 44, joined the Company on September 2, 2011 as vice president–finance. He most recently served as senior vice president–operations and finance, with responsibility for guiding the operations and P&L performance of the Company’s business units. Prior to joining the Company, Mr. Cooper was vice president–group controller with United Rentals, Inc. from December 1997 until March 2009, and earlier he held positions as controller with United Waste Systems, Inc. and OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.).

Employment Agreement with Troy A. Cooper

On March 14, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) of the Company approved, and the Company entered into, an amended and restated employment agreement by and between the Company and Troy A. Cooper (the “Employment Agreement”).

Term. Pursuant to the Employment Agreement, the term of Mr. Cooper’s employment began on September 2, 2011 (the “Start Date”) and will end on September 1, 2015.

Initial Equity Incentive Awards. Pursuant to the Employment Agreement, Mr. Cooper received an award of 87,500 time-based restricted stock units (“RSUs”). The RSUs vest, subject to Mr. Cooper’s continued employment by the Company, in four equal installments beginning on September 2, 2012 and on each of the first three anniversaries thereof.

Salary and Annual Bonus. The Employment Agreement provides that Mr. Cooper’s annual base salary is $270,000. In addition, Mr. Cooper will have the opportunity to earn a performance-based bonus each year targeted at 100% of his base salary based upon his achievement of performance goals as determined by the Compensation Committee.

Benefits and Business Expense Reimbursement. Pursuant to the Employment Agreement, Mr. Cooper is eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team and will be reimbursed for all reasonable and necessary business expenses incurred in the performance of his duties during the term.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Cooper’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Cooper may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement). Other than in the event of Mr. Cooper’s death or disability, the severance payments described below are conditioned upon (1) Mr. Cooper providing an irrevocable waiver and general release to the Company and (2) Mr. Cooper’s compliance with the restrictive covenants contained in the Employment Agreement.

In the event that Mr. Cooper dies or becomes disabled during the term or, either prior to a Change of Control (as defined in the Company’s Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “Plan”)) or more than one year following a Change of Control, the Company terminates Mr. Cooper’s employment without Cause or if he resigns for Good Reason, he will be entitled to, in addition to accrued benefits, one year’s base salary (as in effect on the date of termination and paid in equal installments over the 12 months following the date of termination), plus any annual bonus that the Company has notified Mr. Cooper in writing that he has earned prior to the date of termination but is unpaid as of the date of termination. In addition, Mr. Cooper will be entitled to medical and dental coverage for a period of 12 months from the date of termination. In the event of a termination by the Company without Cause or by Mr. Cooper for Good Reason, Mr. Cooper is obligated to use his best efforts to secure other employment. In the event Mr. Cooper secures other employment, the base salary payments, as well as the medical and dental benefits, will terminate.

In addition, upon the termination of Mr. Cooper’s employment with the Company for any reason, all unvested RSUs will automatically terminate and be forfeited upon the date of termination.

Change of Control. Pursuant to the Employment Agreement, in the event that, within one year following a Change of Control, the Company terminates Mr. Cooper’s employment without Cause or Mr. Cooper resigns for Good Reason, Mr. Cooper will receive any accrued benefits and will also receive a lump-sum cash payment equal to three times the sum of (x) his base salary (as in effect on the date of termination) and (y) his target annual bonus (as in effect on the date of termination). In addition, Mr. Cooper will generally receive any annual bonus that the Company has notified him in writing that he has earned prior to the date of termination but is unpaid as of such date and medical and dental coverage for a period of 36 months from the date of termination. In the event of a Change of Control that occurs while Mr. Cooper is still employed by the Company, all outstanding RSUs will automatically vest.

Clawbacks. Pursuant to the Employment Agreement, Mr. Cooper is subject to equity and annual bonus clawback provisions. If (1) Mr. Cooper breaches the restrictive covenants contained in the Employment Agreement or engages in fraud or willful misconduct that contributes materially to any significant financial restatement or material loss to the Company or its affiliates or (2) the Company terminates Mr. Cooper’s employment for Cause, then the Company may terminate or cancel any RSUs granted to Mr. Cooper by the Company (whether vested or unvested), and require him to forfeit or remit to the Company any amounts payable in respect of the RSUs. In addition, in the case of fraudulent behavior, the Company may require Mr. Cooper to repay any annual bonus previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation so that Mr. Cooper will only retain the amount that would have been payable to him after giving effect to the Company’s loss. In the case of a violation of a restrictive covenant or fraudulent behavior, the Company must act within six months of learning of the conduct. In the case of termination for Cause, the Company must act within six months of the termination.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Cooper is subject to non-solicitation, non-disparagement, confidentiality and non-competition covenants during the term of his employment. In addition, the non-solicitation and non-competition covenants survive for three years following termination of his employment for any reason, and the confidentiality and non-disparagement covenants are perpetual.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to such Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Subsequent Equity Grant. On March 14, 2014, the Compensation Committee approved, and the Company made, a grant of 40,051 performance-based restricted stock units (“PRSUs”) to Mr. Cooper under the Plan. The PRSU award is intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The PRSUs vest upon achievement of the following performance goals (subject, in general, to the grantee’s continued employment by the Company as of the date of determination): (i) the price of a share of the Company’s common stock must trade at or above $60 for 20 consecutive trading days prior to April 2, 2018 and (ii) the Company’s adjusted earnings per share must be at least $2.50 with respect to fiscal 2017. The vesting of the foregoing award may, in certain circumstances, be accelerated, including prorated acceleration in the event of a termination without Cause or for Good Reason (each, as defined in the Plan). Under the PRSU grant agreement, in the event that any benefits due or amounts payable to Mr. Cooper in connection with a Change of Control (whether or not pursuant to the PRSU grant agreement) constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if it would be more favorable to Mr. Cooper on a net after-tax basis. In addition, pursuant to the agreement by which the foregoing equity grant was made, Mr. Cooper agreed to resale restrictions prohibiting the sale or transfer prior to the earlier of his death, a Change of Control of the Company or September 2, 2016 of any shares of the Company’s common stock acquired upon exercise or settlement of any equity grant received from the Company that was outstanding on or prior to the date of grant of the PRSUs (including any shares of the Company’s common stock acquired upon settlement of the PRSUs). The foregoing summary of certain terms and conditions of the PRSUs does not purport to be complete and is qualified in its entirety by reference to the full text of the Performance-Based Restricted Stock Unit Award Agreement by which such grant was made, a form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 20, 2014, and is incorporated herein by reference.

Departure of Directors or Certain Officers

On May 18, 2014, M. Sean Fernandez, Chief Operating Officer of the Company, provided notice of his intention to resign from the Company for personal reasons effective May 19, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement, dated March 14, 2014, between XPO Logistics, Inc. and Troy A. Cooper

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2014	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement, dated March 14, 2014, between XPO Logistics, Inc. and Troy A. Cooper